Exhibit 3.20

LLC AGREEMENT

OF

ESSEX MEXICO HOLDINGS, L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT

This Agreement, dated as of November 12, 1998, is among the following parties:

1.                                       Essex Group Mexico Inc. (the “Member”), a Delaware corporation, with its principal place of business at 1601 Wall Street, Fort Wayne, Indiana 46802; and

2.                                       Essex Mexico Holdings, L.L.C. (the “LLC”), an LLC formed and existing under the laws of the State of Delaware, with its principal place of business at 1601 Wall Street, Fort Wayne, Indiana 46802.

BACKGROUND

1.                                       On November 12, 1998, the Member caused to be delivered to the Secretary of State of the State of Delaware a certificate of formation of the LLC (the “Certificate”) for review and filing.

2.                                       On that date, the Secretary accepted the Certificate for filing and the LLC was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”), 6 Del. C. Sec. 18-101 et seq.

3.                                       This Agreement sets forth the agreement among the parties as to the internal affairs of the LLC and the conduct of its business.

TERMS AND CONDITIONS

Intending to be legally bound, the Parties agree as follows:

Section 1                                               PRELIMINARY PROVISIONS:  EFFECTIVE DATE OF AGREEMENT, ADMISSION OF MEMBER.

1.1                                 Effective date of Agreement.  This Agreement shall be effective on the date (the “Effective Date”) on which the last of the Parties signing and dating it shall have done so.

1.2                                 Admission of the Member.  The sole member of the LLC is the Member.

1.3                                 Admission of additional members.  Whether additional members shall be admitted as members of the LLC shall be in the sole discretion of the Member; PROVIDED, that upon the dissolution of the Member, the Member’s successor shall be admitted in accordance with section 7.

1.4                                 Initial Manager and Assistant Manager.  The LLC shall be managed by a manager (the “Manager”) and any assistant manager (the “Assistant Manager”) (collectively, the “Managers”).  Its initial Manager shall be the Essex Group, Inc., a Michigan corporation.  Its Assistant Manager shall be such person as the Member may in the future designate.

Section 2                                               LLC STATUS AS SEPARATE ENTITY

2.1                                 LLC status as entity separate from Member; maintenance of separate accounts.  The LLC shall be an entity separate and independent from the Member.  The Member and the Managers shall take every reasonable measure to ensure the following:

a.                                       Proper identification of LLC.  To the extent reasonably practicable, the LLC shall be specifically identified as “Essex Mexico Holdings, L.L.C.” in all writings containing its name, including, without limitation, LLC stationery, invoices, business cards and checks.

b.                                      Separate financial accounts.  The LLC’s financial accounts shall be complete separate from those of the Member.

c.                                       No commingling of funds.

(1)                                  There shall be no commingling of the funds of the LLC, the Member, and the Managers.

(2)                                  The Member and the Managers shall make no use of LLC funds for their personal purposes.

(3)                                  The LLC shall not use personal funds of the Member or the Managers for its business purposes.

d.                                      No representation of personal liability.  No member or manager shall represent or imply to any person that the member or manager is personally liable for any obligation of the LLC.

2.2                                 LLC purposes and powers.  The LLC’s purposes shall be as set forth in the Certificate of Formation.  The LLC shall have all lawful powers necessary or useful to conduct its business, including, without limitation, the power to enter into contracts and to borrow money.

2.3                                 LLC duration.  The LLC shall continue in existence indefinitely and shall cease to exist only if:

a.                                       The Member decides to terminate its existence; or

b.                                      The LLC is dissolved by judicial or administrative order.

2.4                                 LLC fiscal year.  The fiscal year of the LLC shall be the calendar year.

2.5                                 Taxation of LLC.  The LLC shall be disregarded as an entity for federal income tax purposes, and its income, gains, deductions, credits losses and other tax items shall be treated as those of the Member.  The LLC shall be subject to taxation under the laws of this State as a sole proprietorship.

2.6                                 Method of accounting.  In computing its taxable income, the LLC shall use the accrual method.

Section 3                                               CAPITAL CONTRIBUTIONS; LIABILITY OF MEMBER FOR LLC DEBTS

3.1                                 Contributions of cash and non-cash property.  Promptly after the parties have signed and dated this Agreement, the Member shall transfer to the LLC as the sole and entire consideration for its membership in the LLC (its “Membership”) the amount of cash and property identified in the attached Exhibit A (together, the “Contribution”).

3.2                                 No duty to make additional transfers.  Except for the Contribution, the Member shall have no duty to contribute or otherwise to transfer to the LLC any cash or non-cash property or any services.

3.3                                 Limitation of liability.  The Member’s liability for the debts and obligations of the LLC in its capacity as a member of the LLC shall be limited to the value of the Contribution and any subsequent contributions that it makes to the LLC in accordance with section 3.3 in exchange for its membership.  The Assistant Manager in its capacity as such shall have no liability for the obligations of the LLC.

Section 4                                               ALLOCATIONS AND DISTRIBUTIONS OF LLC PROFITS; DRAWS

4.1                                 Allocations of profits and losses and allocations of distributions.  Only the Member shall be entitled to allocations of LLC profits and losses and to allocations of distributions of LLC assets, including LLC profits.  No other person shall have any right to any such allocations.

4.2                                 Distributions of LLC cash and other LLC assets.  Whether the LLC shall distribute its cash or other assets to the Member and the amount of any such distribution shall be within the sole discretion of the Manager, subject to any applicable law.

Section 5                                               LLC MANAGEMENT AND DECISION-MAKING; FUNCTIONS AND DUTIES OF MANAGER AND ASSISTANT MANAGER.

5.1                                 Management of LLC by Manager and Assistant Manager; right of Manager to decide LLC business matters and to bind LLC; right of Assistant Manager to act as Manager in certain circumstances.  The Manager in its sole discretion shall make all decisions relating to the conduct of the business and internal affairs of the LLC, and the Manager alone shall have the power and authority to bind the LLC with third parties;

PROVIDED, that the Assistant Manager shall exercise all of the rights, authority and powers of the Manager under the Act and under this Agreement:

a.                                       To the extent that the Manager expressly so authorizes the Assistant Manager in writing; or

b.                                      If the Manager is incapable of acting as Manager because of any incapacity, legal or otherwise.

5.2                                 Manager as President; Assistant Manager as Vice President.  In exercising its rights, powers and authority as Manager, the Manager may use the titles “Manager,” “President” or any other title which the Manager shall decide to use from time to time.

In exercising rights, powers and authority as Assistant Manager, the Assistant Manager may use the titles “Assistant Manager,” “Vice President,” or any other title which the Member or Manager authorizes in writing from time to time.

5.3                                 Method of appointing and removing managers after Initial Managers.  The Member or the Member’s successor in its sole discretion may without liability appoint or remove any Manager or Assistant Manager at any time with or without cause.

5.4                                 Terms of Manager and Assistant Manager.  The terms of service of the Manager and the Assistant Manager shall be indefinite, but shall terminate upon the earliest of the date of the (a) dissolution, (b) death, (c) resignation, or (d) removal of either.

5.5                                 Manager resignations.  The Manager and the Assistant Manager may without liability resign from these respective capacities upon giving 60 days’ written notice to the Member.

5.6                                 No Manager or Assistant Manager liability for claims against LLC by third party.  No Manager or Assistant Manager as such shall have personal liability for any claim against the LLC by a third party.

5.7                                 Manager compensation.  The Manager and the Assistant Manager shall be compensated by the LLC for their services under this Agreement as the Member shall determine from time to time in its sole discretion.

Section 6                                               TRANSFERS AND PLEDGES OF LLC MEMBERSHIPS AND INTERESTS: PLEDGES.

6.1                                 Transfers.  The Member shall have exclusive and absolute discretion to transfer (whether by sale, gift or otherwise) all or any portion of its membership rights, including both management rights and economic rights, to any person at any time.  The Member may make any such transfer under any terms and conditions which the Member deems appropriate.

6.2                                 Pledges.  The Member shall have exclusive and absolute discretion to pledge all or any portion of the Member’s membership rights to any person at any time as collateral for any of debt of the Member.  The Member may make any such pledge under any terms and conditions which the Member deems appropriate.

Section 7                                               DISSOLUTION

The LLC shall be dissolved immediately upon the Member’s deciding to dissolve it.  This decision shall be within the sole discretion of the Member.  As promptly as reasonably possible after the dissolution of the LLC, the Manager shall wind up the LLC’s business and affairs and shall liquidate its assets.

In connection with the winding-up, the Manager shall take all appropriate measures:

a.                                       To satisfy known and unknown debts of the LLC; and

b.                                      To comply with applicable rules of the Internal Revenue Service and the tax administration of this State relating to entity dissolutions.

Section 8                                               TERM AND TERMINATION

The term of this Agreement shall begin on the Effective Date and shall end upon the earlier of:

a.                                       The date on which the LLC ceases to exist under this Agreement or under other applicable law; and

b.                                      The date on which the Parties determine to terminate the Agreement.

Section 9                                               MISCELLANEOUS PROVISIONS

9.1                                 Entire agreement.  This Agreement contains the complete agreement among the parties concerning its subject matter, and it replaces all earlier agreements among them, whether written or oral, concerning its subject matter.

9.2                                 Amendments.  No amendment of this Agreement or of the Certificate shall be valid unless it is set forth in a writing signed by all of the parties.

9.3                                 Applicability of the LLC Act.  Except as otherwise expressly provided in this Agreement and in the Certificate, all provisions of the LLC Act as now in effect and as amended from time to time shall apply to the Agreement as if fully incorporated herein.

9.4                                 Notices.  All notices under this Agreement shall be in writing.  They shall be sent by fax or by registered U.S. mail, return receipt requested, to the parties at their respective addresses as stated on the first page of this Agreement.  A party may change the party’s address for purposes of this section 9.4 at any time upon reasonable notice to the other parties.  Notices shall be deemed to have been received when actually received.

9.5                                 Governing law.  This Agreement shall be governed exclusively by the laws of the State of Delaware (exclusive of its laws relating to conflicts of law).

9.6                                 Captions.  Captions in this Agreement are for convenience only and shall be deemed irrelevant in construing its provisions.

9.7                                 Incorporation of Certificate of Formation.  The LLC’s certificate of formation and addendum to certificate and all exhibits referred to in this Agreement are hereby incorporated in the Agreement and made an integral part of it.

SIGNATURES AND DATE

In witness of their acceptance of the above terms and conditions, the parties have duly signed and dated this Agreement as follows:

Member: ESSEX GROUP MEXICO INC.		LLC: ESSEX MEXICO HOLDINGS, L.L.C.

By:	/s/ Debra F. Minott	By:	/s/ Debra F. Minott
	Debra F. Minott Vice President		Debra F. Minott Senior Vice President & General Counsel of Essex Group, Inc., Manager

Dated: 11-16-98		Dated: 11-16-98

NOTARIZATION

I, Donna J. Vach, a duly authorized notary public, have this 16th day of November, 1998, witnessed the signatures of this Limited Liability Company Agreement by the above individual, who is personally known to me.

S * E * A * L	/s/ Donna J. Vach
Donna J. Vach, Notary Public
My commission expires: 11-2-99